Exhibit 10.6
INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This Intellectual Property Purchase Agreement (the “Agreement”) is made and entered into this ___ day of December, 2022, by and among HQ Real Estate Management LLC, a Texas limited liability company (the “Company”), and RCI Hospitality Holdings. Inc. , a Texas corporation (the “Purchaser”). The Company and the Purchaser are sometimes hereinafter collectively referred to as the “Parties.”
WHEREAS, the Company owns and controls pursuant to the terms of an secured installment sale with TTNA, Inc. , a Texas Corporation certain intellectual property, including certain service marks registered with the United States Patent and Trademark Office (the “USPTO”), that are used in the operation of two adult entertainment establishments that are both known as “Baby Dolls,” which are located at 10250 Shady Trail, Dallas, Texas 75220 and at 3601 FM157, Euless, Texas 76040, respectively (each a “Business,” and collectively, the “Businesses”); and

WHEREAS, the Purchaser and the Company desire that the Purchaser purchase all of the rights to the “Baby Dolls” name owned and controlled by the Company; and
NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I
PURCHASE AND SALE OF THE ASSETS
Section 1.1Assets of the Company to be Transferred to Purchaser. On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, the Company shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions, subject only to any liens created as part of the purchase, and Purchaser shall acquire from the Company the following assets:
(a)all right, title and interest in and to the use of the following federally registered service marks: (i) “Baby Dolls Saloon” which is subject to U.S. Registration No. 2545949 and Serial Number    75914767 and U.S. Registration No. 2735787 and Serial Number 75914769; (b) “Baby Dolls” which is subject to U.S. Registration No. 2545950 and Serial Number 75914770 and U.S. Registration No. 2735788 and Serial Number 75914773; and (c) “Baby Dolls Topless Saloon” which is subject to U.S. Registration No. 2548951 and Serial Number 75914768 and U.S. Registration No. 2735786 and Serial Number 75914766 (#s TO BE CONFIRMED BY Purchaser before closing);
(b)to the extent not already conveyed under Section 1.1(a) above or to an affiliate of Purchaser, all right, title and interest in and to the use of the names of the Businesses or any derivative thereof, and any branding, design or logo associated with the names of the Businesses, throughout the world and all letter patents, trademarks, and copyrights, if any, that are or may be granted thereon or embodied therein, and any and all applications, registrations, renewals and extensions in connection therewith, together with the goodwill associated with and/or symbolized by the names of the Businesses and all common law rights in and to the names of the Businesses and the right to obtain future registrations thereof, and all rights, claims and privileges pertaining to the names of the Businesses, including, without limitation, all proceeds thereof and all causes of action, claims and demands and other rights for, or arising from the names of the Businesses, including, without limitation, the right to prosecute and maintain registrations and applications and the right to sue and recover damages for past, present and future infringement in the United States and in any country or countries foreign to the United States;
(c)to the extent not already conveyed under Section 1.1(a) above or to an affiliate of Purchaser the exclusive right to exercise, exploit, assign, transfer, commercialize, develop, improve, and grant rights and licenses under and with respect to any of the items referenced in Sections 1.1(a) and 1.1(b), and to sue or otherwise enforce, and continue any suit or other enforcement, for any infringement occurring before or after the Closing Date as well as all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Closing Date; and
(d)to the extent not already conveyed under Section 1.1(a) above or to an affiliate of Purchaser all universal resource locators (“URL’s”) and internet domain names owned by the Company or its affiliates that are associated with or used to identify the Businesses, and all source code and associated files necessary to operate URL’s, including but not limited to images, graphics, content of the web pages, page layouts, scripts, forms and databases, and all goodwill associated with or used in connection with the operation or business of the URL’S and internet domain names; and
(e)to the extent not already conveyed under Section 1.1(a) above or to an affiliate of Purchaser all interests, rights, title, control, and login information to any social media accounts for the Businesses, including but not limited to Facebook, Instagram, Twitter, Snapchat, and Yelp (at Closing, the Company will provide the Purchaser with all user names, passwords and any other relevant information needed to access these accounts).
All of the items set forth in this Section 1.1 are collectively referred to as the “Purchased Assets”.
Section 1.2Intent of the Parties. Although the description of the Purchased Assets in Section 1.1 is intended to be complete, in the event Section 1.1 fails to contain the description of any intellectual property assets or related rights associated with or that belong to the Company in the Purchased Assets, such assets shall nonetheless be deemed transferred to Purchaser at the Closing.
Article II
LIABILITIES
Section 1.1Excluded Liabilities. Purchaser shall have no obligation and is not assuming, and the Company shall retain, pay, perform, defend and discharge, all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets, which liabilities existed, arose, or accrued during the periods on or prior to the Closing Date, whether disclosed or undisclosed, known or unknown on the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether
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liabilities for taxes, liabilities of creditors, liabilities arising under any existing lease agreement, liabilities arising under any profit sharing, pension or other benefit under any plan of the Company, liabilities to any Governmental Agency (as hereinafter defined) or third parties, liabilities assumed or incurred by the Company by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (i) contractual liabilities arising or accruing from the Company or ownership of the Purchased Assets on or prior to the Closing Date, (ii) any liability with respect to the Company or ownership of any of the Purchased Assets, which liabilities existed, arose, or accrued during the period on or prior to the Closing Date, (iii) any existing litigation against the Company or relating to any of the Purchased Assets, (iv) any taxes owing by the Company for taxable periods or portions of taxable periods ending on or before the Closing Date or related to the Purchased Assets, and any liens on the Purchased Assets relating to any such taxes, and (v) any suit, action, proceeding, claim or investigation against Purchaser Group (as hereinafter defined) which arises from or which is based upon or pertaining to the Company’s conduct on or prior to the Closing Date; provided that any such liability shall only be an Excluded Liability to the extent the liability relates to the period ending on the Closing Date and, for clarity, any liability which arises from or which is based upon or pertaining to the Purchaser’s conduct or ownership of the Purchased Assets relating to any period ending after the Closing shall solely be a liability of the Purchaser. Nothing herein shall be interpreted to prevent the Company from contesting the validity of any of its alleged liabilities including as defined as “Excluded Liabilities” herein nor shall this agreement be construed to create a Third-Party Beneficiary related to any of the “Excluded Liabilities”. The Company retains all defenses, offsets and claims, and the right to assert same as to any and all of the “Excluded Liabilities.”
Section 1.2Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and agrees to pay, perform and discharge only the liabilities and obligations related or connected to the Purchased Assets arising or accruing after the Closing Date, other than liabilities arising out of a breach of this Agreement by the Company (collectively, the “Assumed Liabilities”), including, but not limited to, (i) contractual liabilities arising from ownership of the Purchased Assets after the Closing Date (provided each such contractual liability is created or assumed by the Purchaser), (ii) any litigation resulting from the use or ownership of any of the Purchased Assets that occurs subsequent to the Closing Date, and (iii) any taxes for any portion of any taxable periods or portions of taxable periods ending after the Closing Date, related to the Purchased Assets, and any liens on the Purchased Assets relating to any such taxes accruing during the period subsequent to the Closing Date. For clarity, Purchaser will only assume liabilities which arise from or which are based upon or pertain to the Purchaser’s ownership of the Purchased Assets which occur after the Closing Date.
Section 1.3Taxes. The Company shall pay when due any sales, transfer, excise, or other taxes which may be imposed in any jurisdiction in connection with or arising from the sale and transfer of any of the Purchased Assets to Purchaser.
Section 1.4Bulk Sales Laws. The Company acknowledges that any applicable provisions of any tax clearance or bulk sales laws pertaining to the transactions contemplated by this Agreement are being complied with and that the Company agrees to indemnify and hold harmless Purchaser from and against any and all liabilities arising out of or relating to any such tax clearance or bulk sales law. Any such liability shall be an Excluded Liability.
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Article III
PURCHASE PRICE FOR
THE PURCHASED ASSETS
The Purchaser shall pay to the Company for all of the Purchased Assets a total purchase price of $7,000,000.00(the “Purchase Price”), which will be payable at the Closing, by issuance to the Company of a 10-year promissory note (the “Promissory Note”) with a principal amount equal to 7,000,000.00, which Promissory Note will bear interest at the rate of 7% per annum and be payable, in arrears, in 120 equal monthly payments of principal and interest of $81,275.24, based on a 10-year amortization schedule, with the first payment due 30 days after Closing. The Promissory Note will be secured by a first lien on the Purchased Assets pursuant to a security agreement and the filing of a UCC financing statement. Seller shall have the right to request and obtain a $1,000,000.00 draw down/payment on said Note once annually beginning on the fourth anniversary of sale.
Article IV
CLOSING
Section 1.1The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place as soon as practicable, but in no event later than five (5) business days after the satisfaction or waiver of the conditions set forth in Article VIII and Article IX (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction or waiver of those conditions), or on such other date as the Parties may mutually agree in writing (the “Closing Date”). The Closing will take place at the office of Title Partners, 5501 LBJ Freeway, Suite 200, Dallas, Texas 75240, or at such other place as agreed upon among the parties hereto, or by electronic communications, including e-mail, portable document format, or facsimile, as the Parties may agree, on the Closing Date. Notwithstanding the foregoing, in the event the conditions to Closing have not been satisfied or waived by January 31, 2023, then the Company or Purchaser may terminate this Agreement by giving written notice to the other Parties as provided for in herein, and this Agreement will be of no further force or effect.
Section 1.2Delivery of Documents at Closing. At the Closing: (a) the Company shall deliver to Purchaser all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, charges or encumbrances, other than Permitted Encumbrances, against delivery by Purchaser to the Company of payment in an amount equal to the Purchase Price of the Purchased Assets being purchased by Purchaser in the manner set forth herein; and (b) the Company and Purchaser shall deliver the various certificates, instruments and documents (and shall take the required actions) referred to in Articles VIII and IX below.
Section 1.3Delivery of Documents Subsequent to Closing. Assuming the Closing of this Agreement occurs, thereafter, the Company agrees to and shall, without further consideration, execute and deliver, at the request of Purchaser from time to time, all papers, instruments and assignments, and perform any other reasonable acts Purchaser may require from time to time to effect fully the transactions contemplated by this Agreement and vest in Purchaser all of the Company’s right, title and interest in and to the Purchased Assets, including, without limitation, all documents necessary to record in the name of Purchaser the assignment of the Purchased Assets with the United States Patent and Trademark Office and the United States Copyright Office (as applicable) and, with respect to any foreign rights included in or that may be applicable to the Purchased Assets, with any other applicable foreign or international office or registrar.
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Article V
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
Except as set forth in the disclosure schedules accompanying this Agreement (each a “Schedule” and collectively the “Schedules”), the Company hereby represents and warrants to Purchaser as follows:
Section 1.1Organization, Good Standing and Qualification of the Company. The Company is a Texas limited liability company duly organized and validly existing and in good standing under the laws of the state of Texas, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Company.
Section 1.2Subsidiaries. The Company does not own any subsidiaries.
Section 1.3Ownership of the Purchased Assets. The Company owns (under an installment contract) all of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, other than Permitted Encumbrances. The Company has the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any Governmental Authority. Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions other than Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means (a) liens for taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves, all as listed on Schedule 5.3, attached hereto; (b) those encumbrances, if any, listed on Schedule 5.3 attached hereto.
Section 1.4Authorization. All action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken by the Company or will be taken prior to the Closing Date. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.
Section 1.5No Breaches or Defaults. Except as shown on Schedule 5.5, the execution, delivery, and performance of this Agreement by the Company does not: (i) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of the Company, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets, (iii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Company is a party of by which the Company’s assets or properties are bound or (iv) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority (as defined below) under any provision of: (a) any applicable Legal Requirement (as defined below), or (b) any credit or loan
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agreement, promissory note, or any other agreement or instrument to which the Company is a party or by which the Purchased Assets may be bound or affected except as required by the United States Patent and Trademark Office. For purposes of this Agreement, “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, “Legal Requirement” means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.
Section 1.6Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement or the consummation and performance of the transactions contemplated hereby except as required by the United States Patent and Trademark Office..
Section 1.7Pending Claims. There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to the Company’s knowledge, threatened against the Company before any court, arbitration, administrative or regulatory body or any governmental agency which would reasonably be expected to result in any judgment, order, award, decree, liability or other determination which will or would reasonably be expected to have any material effect upon the Company or the transfer by the Company to Purchaser of the Purchased Assets, and there is no basis known to the Company for any such action. No litigation is pending, or, to the Company’s knowledge, threatened against the Company, which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. The Company is not subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against it or which would reasonably be expected to materially and adversely affect the Company or the Purchased Assets.
Section 1.8Taxes. The Company has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates by the Company and to the best of its knowledge has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns. The Company is not delinquent in the payment of any tax or governmental charge of any nature. The Company has no knowledge of any liability for any tax to be imposed by any taxing authorities upon the Company as of the date of this Agreement and as of the Closing that is not adequately provided for. No assessments or notices of deficiency or other communications have been received by the Company with respect to any tax return of the Company which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as shown on Schedule 5.8, none of the federal, state, foreign and local tax returns of the Company have been audited by any taxing authority and there are no actions, suits, proceedings, audits, investigations or claims pending. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency. There are no agreements between the Company and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.
Section 1.9[Intentionally omitted].
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Section 1.10No Material Adverse Change. The Company has conducted its business in reference to the Purchased Assets in the ordinary course, consistent with past practice, and there has been no change that has had or would reasonably be expected to have a material adverse effect upon the Purchased Assets.
Section 1.11Compliance with Laws. To the knowledge of the Company, the Company is, and at all times prior to the date hereof, has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of the Purchased Assets. The Company has not received any written order or written notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Company related to the Purchased Assets, except as listed on Schedule 5.11.
Section 1.12Contracts and Leases. Except as shown on Schedule 5.12, the Company does not (i) have any leases of personal property relating to the Purchased Assets, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the Purchased Assets, whether written or oral except its installment Purchase Agreement; and (iii) have given any power of attorney to any person or organization for any purpose relating to the Purchased Assets. The Company or its predecessors presently licenses the Purchased Assets to the Businesses under existing licensing agreements (the “Existing Licensing Agreements”), which Existing Licensing Agreements will be terminated as of the Closing Date. The Company shall make available to Purchaser prior to the Closing Date each and every written contract, lease or other document relating to the Purchased Assets of the Company to which it is subject or is a party or a beneficiary. To the Company’s knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Company and the other respective parties thereto and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. The Company has no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents, except as listed on Schedule 5.13. Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of the Company.
Section 1.13No Default. The Company is not in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of the Company, under any other contract, lease, agreement, commitment or undertaking to which the Company is a party or by which it or the Purchased Assets are bound.
Section 1.14Disclosure. To the best of the Company’s knowledge, no representation or warranty of the Company contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
Section 1.15Intellectual Property.
(a)The Company is the sole and exclusive owner through an Installment Sale Agreement of all right, title, and interest in and to the Purchased Assets free and clear of all liens, security interests, charges, encumbrances, equities, or other adverse claims (including without limitation undisclosed distribution rights). The Company has not received notice of, and there is no basis for, any claim, charge, action, suit, or preceding against the Company involving: (i) unfair competition with respect to any intangible
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property right of any third person or entity; (ii) infringement by the Purchased Assets of any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of any third party; (iii) the improper use of the trade secrets, formulae, or intellectual property of others; or (iv) a claim that any trademark, trade name, service mark, or logo in use or proposed for use by the Company is likely to be confused with a trademark, trade name, service mark, or logo of a third party.
(b)There are no outstanding, nor are there any threatened, disputes or other disagreements with respect to (i) ownership by the Company of all of its Purchased Assets, (ii) any licenses or similar agreements or arrangements which limit the Company’s right to exploit the Purchased Assets, or (iii) infringement by a third party of any of the Purchased Assets. The Company has taken all steps reasonably necessary to protect its right, title, and interest in and to its Purchased Assets and the continued use of the Purchased Assets. Without limiting the generality of the foregoing, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying, or reflecting any of the Purchased Assets at any state of its development were written, developed, and created solely and exclusively by employees of the Company without the assistance of any third party, or were created by third parties who assigned ownership of their rights to the Company in valid and enforceable agreements.
(c)Federally Registered Trademarks. The service marks/trademarks listed in Section 1.1(a) are part of the Purchased Assets, and comprise an accurate and complete list of all service marks/trademarks for which Company or its predecessors have applied for federal registration or obtained federal registration with the USPTO.
Section 1.16Brokerage Commission. No broker or finder has acted on behalf of the Company or any of its affiliates in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Company.
Article VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER
The Purchaser hereby represents and warrants to the Company as follows:
Section 1.1Organization, Good Standing and Qualification of the Purchaser. The Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.
Section 1.2Authorization. All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by the Purchaser or will be taken prior to the Closing Date. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by
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bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.
Section 1.3No Breaches or Defaults. The execution, delivery, and performance of this Agreement by Purchaser does not: (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Purchaser is a party.
Section 1.4Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation and performance of the transactions contemplated hereby.
Section 1.5Brokerage Commission. No broker or finder has acted on behalf of the Purchaser in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.
Section 1.6Disclosure. To the best of Purchaser’s knowledge, no representation or warranty of Purchaser contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
Article VII
COVENANTS OF THE COMPANY
Section 1.1Stand Still. To induce Purchaser to proceed with this Agreement, the Company agrees that until the Closing Date or the termination of this Agreement, neither the Company nor any representative of the Company will offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, merger, corporate reorganization of the Company, or the sale, transfer, encumbrance, pledge, collateralization or hypothecation of the Purchased Assets. The Company hereby agrees to advise the Purchaser of any contact from any third party regarding the acquisition or other investment in the Company or the Purchased Assets, or of any contact which would relate to the transactions contemplated by this Agreement.
Section 1.2Access; Due Diligence. Between the date of this Agreement and the Closing Date, the Company shall, subject to the Parties previous Non-Disclosure Agreement (a) provide Purchaser and their authorized representatives reasonable access to the books and records of the Company as they relate to the Purchased Assets; (b) permit the Purchaser to make inspections thereof; and (c) cause the officers and advisors of the Company and the Business to furnish the Purchaser with such information with respect to the Purchased Assets and to discuss such information with the Purchaser, as the Purchaser may from time to time reasonably request.
Section 1.3Taxes. The Company shall file or cause to be filed all tax returns required to be filed by the Company, prepared in a manner consistent with past practice and timely pay all taxes due and payable. The Company shall not (a) enter into any agreement with any Governmental Authority with respect to any tax or tax returns of the Company; (b) make, change or revoke any election with respect to taxes; or (c) extend or waive the applicable statute of limitations with respect to any taxes.
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Section 1.4Conduct of Business. From the date of the execution hereof until the Closing Date, the Company shall operate itself and the Business in the ordinary course consistent with past practices, and:
(a)The Company will not sell, lease, license, transfer or assign the Purchased Assets;
(b)The Company will not waive or release any right or claim held by it related to the Purchased Assets, absent the consent of Purchaser;
Nothing herein shall be deemed to prevent the Company from fulfilling current existing obligations and obligations incurred in the normal course of business until Closing.
Article VIII
CONDITIONS TO CLOSING OF
THE COMPANY
Each obligation of the Company to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by the Company in writing:
Section 1.1Representations and Warranties Correct. The representations and warranties made by Purchaser contained in this Agreement will be true and correct in all material respects as of the Closing Date.
Section 1.2Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date will have been performed or complied with in all material respects.
Section 1.3Delivery of Certificate. Purchaser shall provide to the Company certificates, dated the Closing Date and signed by its President, to the effect set forth in Section 8.1 and 8.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.
Section 1.4Payment of Purchase Price. Purchaser shall have tendered the Purchase Price as referenced in Article III to the Company concurrently with the Closing.
Section 1.5Corporate Resolutions. Purchaser shall provide corporate resolutions of the Board of Directors which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.
Section 1.6Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Purchaser.
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Article IX
CONDITIONS TO CLOSING OF
PURCHASER
Each obligation of Purchaser to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article IX, except to the extent that such satisfaction is waived by Purchaser in writing.
Section 1.1Representations and Warranties Correct. The representations and warranties made by the Company shall be true and correct in all material respects as of the Closing Date.
Section 1.2Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date will have been performed or complied with in all material respects.
Section 1.3Delivery of Certificate. The Company will provide to Purchaser certificates, dated the Closing Date and signed by the President of the Company to the effect set forth in Section 9.1 and 9.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.
Section 1.4Delivery of Purchased Assets. The Company shall have delivered all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all encumbrances (except Permitted Encumbrances) in form and substance satisfactory to the Purchaser.
Section 1.5Corporate Resolutions. The Company shall provide to Purchaser resolutions of its board of directors and shareholders, which approve all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.
Section 1.6Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Company or any of its assets.

Article X
INDEMNIFICATION
Section 1.1Indemnification from the Company. The Company hereby agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold Purchaser, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the “Purchaser Group”) harmless from and against any and all actions, suits, claims, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’ fees and costs of any suit related thereto) (collectively, “Losses”), whether arising from a direct (or first-party) claim or a third-party claim, suffered or incurred by any of the Purchaser Group arising from: (a) any breach of any representation or warranty of the Company contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Company hereunder; (b) any
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breach or nonfulfillment of any covenant or agreement on the part of the Company under this Agreement; or (c) any Excluded Liability.
Section 1.2Indemnification from Purchaser. Purchaser agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Company) and hold the Company and its officers, directors, affiliates, agents, legal counsel, successors and assigns (collectively, the “Company Group”) harmless from and against any and all Losses, whether arising from a direct (or first party) claim or a third-party claim, suffered or incurred by any of Company Group, arising from (a) any breach of any representation or warranty of Purchaser contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement; or (c) any Assumed Liability.
Section 1.3 Defense of Claims. If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnitor within ten (10) business days after receipt of notice or other date by which action must be taken; provided that the failure of any Indemnitee to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnitor demonstrates damage caused by such failure. After such notice, the Indemnitor shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnitor’s cost, risk and expense; and such Indemnitee shall cooperate in all reasonable respects, at its cost, risk and expense, with the Indemnitor and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnitee may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, but the fees and expenses of its legal counsel shall be at the expense of the Indemnitee, except to the extent that (i) the employment thereof has been specifically authorized by the Indemnitor in writing, (ii) the Indemnitor has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict of any material issue between the position of the Indemnitor and the position of such Indemnitee, in which case the Indemnitor shall be responsible for the reasonable fees and expenses of no more than one separate legal counsel. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any proceeding in respect of which any Indemnitee is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the Indemnitor and includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding.
Section 1.4Default of Indemnification Obligation. If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.
Section 1.5Survival of Representations and Warranties. The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending 24 months from the Closing Date
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(“Survival Date”). Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date. Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.
Section 1.6Right to Offset. In the event that the Purchaser is entitled to indemnification in accordance with this Article XI, including the payment by the Purchaser of any debts or liabilities resulting from the purchase of the Purchased Assets which were incurred prior to the Closing Date, then Purchaser shall have the right to offset any such amount from any obligations that are then due and payable to the Company by the Purchaser.
Article XI
MISCELLANEOUS
Section 1.1Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
Section 1.2Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, or electronic mail, provided that any notice sent by electronic mail must include a reference to this Section 12.2 to be effective, addressed as follows, or to such other address as such party may notify to the other parties in writing:
(a)    If to the Company:        HQ Real Estate Management LLC
                    Attn: Charles J. Quaid
                    c/o Quaid Farish, LLC.
                    8150 N. Central Exp., Ste 600
                    Dallas, Texas 75206
Email: cquaid@quaidfarish.com

with a copy to:            Charles J. Quaid
                Quaid Farish, LLC.
                8150 N. Central Exp., Ste 600
                Dallas, Texas 75206
                Email: cquaid@quaidfarish.com

(b)    If to the Purchaser:        RCI Hospitality Holdings, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066

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    with a copy to:                Robert D. Axelrod
                        Axelrod & Smith
                        1502 Augusta Drive, Suite 320
                        Houston, Texas 77057
                            Email: rdaxel@asklawhou.com

A notice or communication will be effective (i) if delivered in Person, by electronic mail, or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch. In the event either party delivers a notice by electronic mail, such party agrees to deposit the original notice in a post office, branch office post office, or mail depository maintained by the U.S. Postal Service postage prepaid and addressed as set forth above.

Section 1.3Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
Section 1.4Assignment; Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.
Section 1.5Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall advise the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties, provided that such party will advise the other parties hereto.
Section 1.6Entire Agreement. This Agreement, the Cooperation Agreement of this date required of Seller by Buyer and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.
Section 1.7Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas, without regard to principles of conflict of laws. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Dallas County, Texas.
Section 1.8Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on
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whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.
Section 1.9Costs and Expenses. Each party shall pay their own respective fees, costs and disbursements incurred in connection with the negotiation and execution of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby.
Section 1.10Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.
Section 1.11No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of The Company) or any entity that is not a party to this Agreement.
Section 1.12Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.
Section 1.13Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.
Section 1.14Termination of Agreement. This Agreement shall terminate and be of no force and effect and all other agreements executed herewith shall be of no force and effect if: (i) the transactions contemplated by this Agreement are not consummated on or before January 31, 2023, unless all of the parties hereto agree in writing to extend the Agreement or (ii) all of the parties agree in writing to terminate this Agreement sooner.
Section 1.15Attorney Review – Construction. In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.
Section 1.16Gender. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]
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    IN WITNESS WHEREOF, the undersigned have executed this Intellectual Property Purchase Agreement to become effective as of the date first set forth above.

RCI HOSPITALITY HOLDINGS, INC.

By:____/s/ Eric Langan______________________
    Eric Langan, President

HQ REAL ESTATE MANAGEMENT LLC

By:___/s/ Duncan Burch_____________________
    Duncan Burch, President/Manager

Signature page to Intellectual Property Purchase Agreement

EXHIBIT 1.1

Purchased Assets

Item	Quantity	Item	Quantity